Exhibit 99.1

Jones Soda Co. Reports Second Quarter 2010 Results

SEATTLE--(BUSINESS WIRE)--August 12, 2010--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2010. The Company reported a net loss of $1.6 million, or ($0.06) per share, for the quarter ended June 30, 2010, a decrease of 21% from the second quarter 2009 net loss of $2.0 million, or ($0.07) per share.

“We are in the process of overhauling our sales organization and bringing in proven leadership to strengthen our wholesale and retail execution. This will support our core brands at retail and we believe will lead to important market share gains in the future,” commented William Meissner, President & Chief Executive Officer. “Equally important, we are also pleased to report that our cash position increased versus the prior quarter, making it the first time in 13 quarters that we increased our cash balance. This increase does not include the $1.1 million raised in conjunction with our first draw down on the equity line that closed in July 2010.”

Second Quarter Review – Comparison of Quarters ended June 30, 2010 and June 30, 2009

  Revenue decreased 28% to $5.4 million for the quarter ended June 30, 2010, compared to $7.5 million in the second quarter of 2009.
  Gross profit decreased to $1.3 million for the quarter ended June 30, 2010, compared to $2.1 million in the corresponding period a year ago. The second quarter 2010 included an additional write-down of excess GABA inventory totaling $178,000. For the quarter ended June 30, 2010, gross profit as a percentage of revenue decreased to 24.1%, compared to 27.5% in the second quarter of 2009.
  Operating expenses decreased 29% to $2.8 million, compared to the corresponding period a year ago, and were benefited by cost containment measures including the reductions in workforce enacted during 2009. Offsetting this decrease was a charge to write-off assets as the result of our termination of our sponsorship agreement with the Seattle Seahawks.
  Cash provided by operations during the quarter was $6,000 versus cash used in operations of $1.0 million during the prior year period.

Balance Sheet

As of June 30, 2010, the Company had cash and cash equivalents of approximately $2.5 million and working capital of $6.3 million. Cash provided by operations during the quarter ended June 30, 2010 totaled $6,000. As of June 30, 2010, inventories were $3.4 million compared to $3.7 million as of December 31, 2009.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda®, Jones 24C®, Jones GABA®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our efforts to strengthen our wholesale and retail execution and support our core brands at retail. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2010 operating plan; its inability to secure additional financing, including making draw downs under its equity line of credit facility, or to generate sufficient cash flow from operations; its ability to use the net proceeds from future financings, including draw downs under its equity line of credit facility, to improve its financial condition or market value; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to increase points of distribution for its products or to successfully innovate new products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2010. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$5,365	$7,482	$9,258	$14,554
Cost of goods sold	3,894	5,426	6,979	11,053
Write-down of excess GABA inventory	178	-	178	-

Gross profit	1,293	2,056	2,101	3,501
Gross profit %	24.1%	27.5%	22.7%	24.1%
Licensing revenue	8	23	18	51
Operating expenses:
Promotion and selling	1,078	2,241	2,302	4,561
General and administrative	1,745	1,759	3,428	3,560

	2,823	4,000	5,730	8,121

Loss from operations	(1,522)	(1,921)	(3,611)	(4,569)
Other expense, net	(3)	(21)	(8)	-

Loss before income tax	(1,525)	(1,942)	(3,619)	(4,569)
Income tax (expense) benefit	(29)	(25)	(67)	1

Net loss	$(1,554)	$(1,967)	$(3,686)	$(4,568)

Net loss per share, basic and diluted	$(0.06)	$(0.07)	$(0.14)	$(0.17)
Weighted average basic and diluted common shares outstanding	26,451,211	26,454,592	26,439,596	26,455,582

	Three months Ended June 30,		Six months Ended June 30,
Case Sale Data (288-ounce equivalent):	2010	2009	2010	2009

Finished products cases	390,500	611,600	701,100	1,153,400
Concentrate cases	84,000	204,800	110,800	368,100

Total cases	474,500	816,400	811,900	1,521,500

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,522	$4,975
Accounts receivable	3,401	2,508
Inventory	3,383	3,711
Prepaid expenses and other current assets	564	498

Total current assets	9,870	11,692
Fixed assets	439	807
Other assets	281	1,035

Total assets	$10,590	$13,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,375	$1,397
Accrued liabilities	1,131	1,571
Taxes payable	104	69
Note payable, current portion	-	125

Total current liabilities	3,610	3,162
Note payable	-	219
Long-term liabilities — other	2	-

Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 26,564,127 and 26,427,989 shares, respectively	44,083	43,925
Additional paid-in capital	6,171	5,771
Accumulated other comprehensive income	372	418
Accumulated deficit	(43,648)	(39,961)

Total shareholders’ equity	6,978	10,153

Total liabilities and shareholders’ equity	$10,590	$13,534

CONTACT:
Jones Soda Co.
Michael R. O’Brien, 206-624-3357
Chief Financial Officer
mobrien@jonessoda.com